Exhibit 10.1

TESORO LOGISTICS LP
2011 LONG-TERM INCENTIVE PLAN
PERFORMANCE PHANTOM UNIT AGREEMENT

Pursuant to this Performance Phantom Unit Agreement, dated as of February 9, 2016 (the “Agreement”), Tesoro Logistics GP, LLC (the “Company”), as the general partner of Tesoro Logistics LP (the “Partnership”), hereby grants to [___________] (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the Tesoro Logistics LP 2011 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. Each Phantom Unit shall constitute a Phantom Unit under the terms of the Plan and is hereby granted in tandem with a corresponding DER, as further detailed in Section 3 below. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Target Number of Phantom Units:	[________]
Grant Date: February 9, 2016
Performance Period: January 1, 2016 to December 31, 2018
DERs: Each Phantom Unit granted under this Agreement shall be issued in tandem with a corresponding DER, which shall entitle the Participant to receive payments in an amount equal to Partnership distributions in accordance with Section 3 of this Agreement.

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TERMS AND CONDITIONS OF PHANTOM UNITS

1.Grant. The Company hereby grants to the Participant, as of the Grant Date, an award of Phantom Units as set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan.
2.Phantom Units. Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one Unit. Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of any such Phantom Unit. Prior to actual payment in respect of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.
3.Grant of Tandem DER. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds. Each vested DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership in respect of the Units underlying the Phantom Units to which such DER relates. Upon the vesting of a Phantom Unit, the DER with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Participant to any payments relating to distributions occurring after the earlier to occur of the applicable Phantom Unit payment date or the forfeiture of the Phantom Unit underlying such DER. The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A).
4.Vesting and Termination.
(a)    Vesting. Subject to Sections 4(b), (c) and (d) below, all or a portion of the Phantom Units shall vest as of the last day of the Performance Period (as indicated in the Grant Notice above) as set forth in the following table (for purposes of the table below performance of the Partnership shall be measured using the average of three discrete one-year relative TURs compared to the average of three discrete one-year relative TURs for the Peer Group over the Performance Period:

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Partnership’s Average Performance Relative to the Performance Peer Group’s Average of Relative TUR	Payout % of Target Number of Phantom Units
<30th percentile	0%
30th percentile	50%
50th percentile	100%
75th percentile	150%
90th percentile +	200%
Vesting between 30th percentile and 50th percentile performance, between 50th percentile performance and 75th percentile performance and between 75th percentile performance and 90th percentile performance will be determined by straight-line interpolation.
(b)    Partial Accelerated Vesting in Certain Circumstances. Subject to Section 4(d)(i) below, a pro-rated portion (based on the number of full months worked within the Performance Period divided by 36) of the Target Number of Phantom Units (as indicated in the Grant Notice above) shall vest upon the occurrence of any of the following events: a termination of the Participant’s Service prior to the last day of the Performance Period by reason of the Participant’s death or Disability.
(c)    Change in Control. In the event of a Change in Control, the Phantom Units shall either (i) be assumed or continued by the acquiring or surviving entity or (ii) vest upon the consummation of such Change in Control with respect to the greater of 100% of the Target Number of Phantom Units (as indicated in the Grant Notice above) or the actual number of Phantom Units that would have been earned based on performance through the date of the Change in Control. If the Phantom Units are assumed or continued pursuant to the preceding sentence, the Phantom Units shall be converted into a time-based award with respect to the greater of the Target Number of Phantom Units (as indicated in the Grant Notice above) or the actual number of Phantom Units that would have been earned based on performance through the date of the Change in Control, which converted Phantom Units shall vest based upon the Participant’s continued Service through the last day of the Performance Period.
(d)    Forfeiture; Certain Terminations.
(i)     Notwithstanding the foregoing, but subject to Section 4(d)(ii) below, in the event of a termination of the Participant’s Service or the occurrence of a Change in Control, as applicable, all Phantom Units that have not vested prior to or in connection with such termination of Service or Change in Control (or are not converted pursuant to Section 4(c) above) shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. Subject to Section 4(d)(ii) below, no portion of the Phantom Units which has not become vested at the date of the Participant’s termination of Service shall thereafter become vested. For the avoidance of doubt, no Phantom Units shall become vested pursuant to Section 4(c)

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above in the event of a Change in Control following a termination of the Participant’s Service.
(ii)    Notwithstanding Section 4(d)(i) above, in the event of a termination of the Participant’s Service (A) as a result of the Participant’s Retirement at any time before the last day of the Performance Period or (B) at or after the one year anniversary of the commencement of the Performance Period but before the last day of the Performance Period (and not within two years following a Change in Control) by the Company, the Partnership or one of their Affiliates without Cause, a portion of the Phantom Units shall not be forfeited in connection with such termination of Service, but shall instead remain outstanding and shall be eligible to vest on the last day of the Performance Period in accordance with this Section 4(c)(ii). In the event of such a termination of Service, the number of Phantom Units that shall vest on the last day of the Performance Period, if any, shall be equal to the number of Phantom Units that would have vested under Section 4(a) had the Participant remained in Service with the Company, the Partnership or one of their Affiliates through the last day of the Performance Period, multiplied by a fraction, the numerator of which is the number of whole months of service by the Participant during the Performance Period and the denominator of which is the total number of whole months in the Performance Period.
(iii)     Notwithstanding Section 4(d)(i) above, in the event of a termination of the Participant’s Service within two years following a Change in Control (A) as a result of the Participant’s resignation for Good Reason or (B) by the Company, the Partnership or one of their Affiliates without Cause, the Phantom Units shall not be forfeited in connection with such termination of Service, but shall instead immediately vest upon such termination of Service.
(iv)     Effective as of the last day of the Performance Period, any portion of the Phantom Units that does not become vested in accordance with Section 4(a), 4(c), 4(d)(ii) or 4(d)(iii) above shall automatically be forfeited by the Participant without further action and without payment of consideration therefor.
(v)    In addition to the forfeiture provisions described above, this Award and all other equity-based compensation awards granted to you by the Company or any affiliate or Tesoro Corporation, in each case, to the extent outstanding and unvested at the time of any such breach, shall be subject to immediate forfeiture and recoupment (in full) by the Company upon the Participant’s breach, in any respect, of any of the covenants set forth in Section 9 hereof.
(e)    Definitions.

(i)    Retirement. For purposes of this Agreement, “Retirement” shall mean a Participant’s retirement from active Service (A) at or after age fifty-five (55) with five (5) years of service recognized by the Company, the Partnership or the applicable Affiliate, or (B) at or after age fifty (50) with eighty (80) points (with “points” meaning the sum of the Participant’s age and years of service recognized by the Company the

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Partnership or the applicable Affiliate at the time of retirement). The determination of the Committee as to an individual’s Retirement shall be conclusive on all parties.

(ii)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following: (A) without Participant's express written consent, the assignment to Participant of any duties inconsistent with the employment of Participant immediately prior to the Change in Control, or a significant diminution of Participant's positions, duties, responsibilities and status with the Company from those immediately prior to a Change in Control or a diminution in Participant's titles or offices as in effect immediately prior to a Change in Control, or any removal of Participant from, or any failure to reelect Participant to, any of such positions, (B) a material reduction by the Company, the Partnership or the applicable Affiliate in Participant's Base Salary, as in effect immediately prior to a Change in Control, (C) the failure by the Company to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which Participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control, (D) the failure by the Company, the Partnership or the applicable Affiliate to continue in effect any incentive plan or arrangement in which Participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the Participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control, (E) the occurrence of an event that meets the criteria set forth under the Company’s or the Partnership’s relocation policy, as in effect from time to time, with respect to which either (i) the Participant fails to provide express written consent to the relocation or (ii) the Company, the Partnership or the applicable Affiliate fails to provide the relocation benefit set forth in such policy; or (F) any failure by the Company, the Partnership or the applicable Affiliate to obtain the assumption of this Agreement by any successor or assign of the Company, the Partnership or the applicable Affiliate.

(iii)    TUR. For purposes of this Agreement, “TUR” means, as applicable, the Partnership’s or a member of the Peer Group’s total unitholder return for the each of the discrete one calendar year periods within the Performance Period calculated based on the change in the trading price of the applicable units over the Performance Period and assuming the reinvestment of all distributions paid on units during such period, all as determined by the Committee in its discretion; provided, however, that (A) except as set forth in clause (B) below, for purposes of calculating the Partnership’s TUR for any Performance Period, the initial unit price and the final unit price, as applicable, as of any given date shall be equal to the Fair Market Value (as defined in the Plan) as of such date, and (B) for purposes of calculating the Partnership’s TUR for any Performance Period that commences with the date of the closing of the initial public offering of Units, the initial unit price shall be equal to the initial public offering price of a Unit.

(iv)    Peer Group. For purposes of this Agreement, the “Peer Group” shall consist of the companies listed on the Term Sheet included herewith.

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5.Payment of Phantom Units and DERs.
(a)    Phantom Units. Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump-sum as soon as reasonably practical, but not later than 45 days, following the date on which such Phantom Units vest. Payments of any Phantom Units that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Section 5.
(b)    DERs. Unpaid, vested DERs shall be paid to the Participant as follows: as soon as reasonably practical, but not later than 45 days, following the date on which a Phantom Unit and related DER vests, the Participant shall be paid an amount in cash equal to the amount then credited to the DERs with respect to such Phantom Unit.
(c)    Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement shall be paid to the Participant prior to the expiration of the 6-month period following his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such 6-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable 6-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.
6.Tax Withholding. Unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold Units otherwise issuable in respect of such Phantom Units having a fair market value equal to the sums required to be withheld. In the event that Units that would otherwise be issued in payment of the Phantom Units are used to satisfy such withholding obligations, the number of Units which shall be so withheld shall be limited to the number of Units which have a fair market value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code) on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
7.Rights as Unit Holder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.
8.Partnership Agreement. Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the terms of the Partnership Agreement. Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his

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or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.
9.Covenants. The Participant’s services to the Company are unique, extraordinary and essential to the business of the Company and its affiliates, particularly in view of the Participant’s access to the Company’s or its affiliates’ confidential information and trade secrets. Accordingly, in consideration of this award of Phantom Units and by accepting this award of Phantom Units, the Participant agrees as follows:
(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s employment with the Company or its affiliates and for a period of one year following the date on which the Participant’s employment with the Company and its affiliates terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions) or Tesoro Corporation: Magellan Midstream Partners, L.P.; Enbridge Energy Partners, L.P.; Western Gas Partners, L.P.; Buckeye Partners, L.P.; Sunoco Logistics Partners, L.P.; EnLink Midstream Partners, L.P.; DCP Midstream Partners, L.P.; EQT Midstream Partners L.P.; NuStar Energy L.P.; ONEOK Partners.; Boardwalk Pipeline Partners, L.P.; Genesis Energy, L.P.; Holly Energy Partners, L.P. ; MPLX L.P.; HollyFrontier Corporation; Marathon Petroleum Corporation; PBF Energy, Inc.; Phillips 66 and Valero Energy Corporation, or otherwise engage in any business activity directly or indirectly competitive with the business of the Company or its affiliates (or their respective subsidiaries or divisions) as in effect from time to time.
(b)     The Participant agrees that during the Restricted Period, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six (6) month period prior such event, as an employee, contractor or consultant of the Company or any of its affiliates (or their respective subsidiaries or divisions).
(c)    The Participant agrees and understands that the Company and its affiliates own and/or control information and material which is not generally available to third parties and which the Company or its affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Company and its affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Company and its officers and agents other than in the ordinary

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course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company’s or its affiliates’ ordinary course of business would result in irreparable and continuing damage to the Company and its affiliates. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of the Participant’s employment with the Company and its affiliates or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting the Participant’s duties for the Company and its affiliates in the ordinary course of business.
10.No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
11.Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
12.Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.
13.Code Section 409A. None of the Phantom Units, the DERs or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units or DERs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the

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Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a Separation from Service, and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant.
14.Adjustments; Clawback. The Participant acknowledges that the Phantom Units are subject to modification and termination in certain events as provided in this Agreement and Section 7 of the Plan. The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder are subject to clawback as provided in Section 8(o) of the Plan.
15.Successors and Assigns. The Company or the Partnership may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
16.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
17.Acceptance. You are required to accept this Award on-line with Fidelity at netbenefits.fidelity.com. Once you accept your Award, you will be able to view the terms and conditions of the Award. This Award must be accepted prior to the vesting date; otherwise, the Award will forfeit. If you don’t accept your Award prior to your termination of employment and your termination is due to death or disability, your Award will be considered accepted and will follow the terms for these specified terminations as noted above.

This material has been prepared and distributed by Tesoro Corporation and Tesoro Corporation is solely responsible for its accuracy. Tesoro Corporation is not affiliated with Fidelity Investments (or any Fidelity entity).
Stock plan recordkeeping and administrative services are offered through Fidelity Stock Plan Services, LLC.
Brokerage products and services are offered through Fidelity Brokerage Services LLC, Member NYSE, SIPC.

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